UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☐	Soliciting Material Pursuant to § 240.14a-12

Vringo, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VRINGO, INC.

18 East 16th Street, 7th Floor

New York, New York 10003

May 25, 2011

Dear Stockholders:

It is our pleasure to invite you to the 2011 Annual Meeting of Stockholders of Vringo, Inc. We will hold the meeting on Thursday, June 16, 2011, at the law offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, at 10:00 a.m., local time.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We hope you will be able to attend the annual meeting. Whether or not you plan to attend the annual meeting, please promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

Thank you for your ongoing support of and continued interest in Vringo.

Sincerely,

Jonathan Medved

President, Chief Executive Officer and Director

VRINGO, INC.

18 East 16th Street, 7th Floor

New York, New York 10003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2011

To our Stockholders:

Notice is hereby given that the 2011 annual meeting of the stockholders of Vringo, Inc. will be held on Thursday, June 16, 2011, at the law offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, at 10:00 a.m., local time. At the annual meeting or any postponement, adjournment or delay thereof (the “2011 Annual Meeting”), you will be asked to consider and vote upon the following proposals:

1.	to elect seven directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

2.	to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.	to transact such other business as may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 28, 2011 are entitled to notice of, and to vote at, the 2011 Annual Meeting.

In the election of directors, each director receiving a plurality of affirmative “FOR” votes will be elected. The proposal to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative “FOR” votes of a majority of the votes cast on the matter.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF SOMEKH CHAIKIN, A MEMBER FIRM OF KPMG INTERNATIONAL, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the 2011 Annual Meeting, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

The proxy statement accompanying this notice provides a more complete description of the business to be conducted at the 2011 Annual Meeting. We encourage you to read the proxy statement carefully and in its entirety.

By order of the Board of Directors,

Jonathan Medved

President, Chief Executive Officer and Director

This Notice of Annual Meeting of Stockholders, proxy statement and form of proxy are first being mailed to stockholders on or about May 25, 2011.

Important Notice Regarding the Availability of Proxy Materials for the

Vringo, Inc. 2011 Annual Meeting of Stockholders to be Held on June 16, 2011

The Proxy Statement, our form of proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available on the Internet at https://materials.proxyvote.com/92911N.

VRINGO, INC.

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is furnished by the Board of Directors of Vringo, Inc. (the “Board”) in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) to be held at the law offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, on Thursday, June 16, 2011, at 10:00 a.m., local time, and any adjournments thereof. This Proxy Statement, along with a Notice of Annual Meeting of Stockholders and either a proxy card or a voting instruction card, are being mailed to stockholders beginning on or about May 25, 2011.

Unless the context otherwise requires, in this Proxy Statement, we use the terms “Vringo,” “we,” “our,” “us” and “the Company” to refer to Vringo, Inc.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive this Proxy Statement?

A:	The Board is soliciting your proxy to vote at the 2011 Annual Meeting because you were a stockholder at the close of business on April 28, 2011, the record date, and are entitled to vote at the 2011 Annual Meeting.

This Proxy Statement summarizes the information you need to know to vote at the 2011 Annual Meeting. You do not need to attend the 2011 Annual Meeting to vote your shares.

Q:	What information is contained in this Proxy Statement?

A:	The information in this Proxy Statement relates to the proposals to be voted on at the 2011 Annual Meeting, the voting process, the Board and Board committees, the compensation of directors and certain executive officers, and certain other required information.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain an additional set of proxy materials?

A:	All stockholders may write to us at the following address to request an additional copy of these materials:

Vringo, Inc.

18 East 16th Street, 7th Floor

New York, New York 10003

Attention: Corporate Secretary

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, the Company sent this Proxy Statement and a proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold shares in street name, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet, if they offer that alternative. As a beneficial owner is not a stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the 2011 Annual Meeting.

Q:	What am I voting on at the 2011 Annual Meeting?

A:	You are voting on the following proposals:

•	to elect seven directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

•	to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	to consider such other business as may properly come before the 2011 Annual Meeting of Stockholders or any adjournments thereof.

The Board recommends a vote “FOR” the election of each of the nominees to the Board and “FOR” the ratification of the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•

By telephone or over the Internet. This is allowed if you hold shares in street name and your bank, broker or other nominee offers those alternatives. Although most banks, brokers and other nominees offer telephone and Internet voting, availability and specific procedures vary.

•

In person at the 2011 Annual Meeting. All stockholders may vote in person at the 2011 Annual Meeting. You may also be represented by another person at the 2011 Annual Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the 2011 Annual Meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the 2011 Annual Meeting by:

•	sending written notice of revocation to the Corporate Secretary of Vringo;

•	submitting a new, proper proxy dated later than the date of the revoked proxy; or

•	attending the 2011 Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the 2011 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the 2011 Annual Meeting will not, by itself, revoke a proxy.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?

A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board; and “FOR” the ratification of the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	Can my broker vote my shares for me on the election of directors?

A:	No. Brokers may not use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Q:	Can my shares be voted if I do not return my proxy card or voting instruction card and do not attend the 2011 Annual Meeting?

A:	If you do not vote your shares held of record (registered directly in your name, not in the name of a bank or broker), your shares will not be voted.

If you do not vote your shares held beneficially in street name with a broker, your broker will not be authorized to vote on certain items being put to a vote, including the election of directors. If your broker is not able to vote your shares, they will constitute “broker non-votes,” which are counted for the purposes of determining the presence of a quorum, but otherwise do not affect the outcome of any matter being voted on at a stockholder meeting.

Q:	What are the voting requirements to approve each of the proposals?

A:	In the election of directors, each director receiving a plurality of affirmative “FOR” votes will be elected. You may withhold votes from any or all nominees.

The proposal to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative “FOR” votes of a majority of the votes cast on the matter. Abstentions will not affect the outcome of the vote on the proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for the election of directors, shares that constitute broker non-votes are not considered entitled to be voted on that proposal. As a result, the broker “non-vote” will have no effect on the outcome of that proposal, assuming that a quorum is present.

Q:	How many votes do I have?

A:	If you hold shares of common stock, you are entitled to one vote for each share of common stock that you hold. As of April 28, 2011, the record date, there were 5,693,115 shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?

A:	We do not use cumulative voting for the election of directors.

Q:	What happens if a nominee for director does not stand for election?

A:	If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand. We have no reason to expect that any of the nominees will not stand for election.

Q:	What happens if additional matters are presented at the 2011 Annual Meeting?

A:	Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2011 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Jonathan Medved and Andrew Perlman, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2011 Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the 2011 Annual Meeting?

A:	A quorum will be present if at least a majority of the outstanding shares of our common stock entitled to vote is represented at the 2011 Annual Meeting, either in person or by proxy, totaling 2,846,558 shares.

Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How can I attend the 2011 Annual Meeting?

A:	You are entitled to attend the 2011 Annual Meeting only if you were a stockholder of Vringo as of the close of business on April 28, 2011 or hold a valid proxy for the 2011 Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted. If you are not a stockholder of record but hold shares through a bank, broker or other nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 28, 2011, a copy of the voting instruction card provided to you by your bank, broker or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2011 Annual Meeting.

The 2011 Annual Meeting will begin promptly on June 16, 2011, at the law offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, at 10:00 a.m., local time. You should allow adequate time for the check-in procedures.

Q:	How can I vote my shares in person at the 2011 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2011 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2011 Annual Meeting only if you obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2011 Annual Meeting, we recommend that you also submit your proxy card or voting instruction card as described herein so your vote will be counted if you later decide not to attend the 2011 Annual Meeting.

Q:	What is the deadline for voting my shares?

A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the 2011 Annual Meeting.

If you hold shares beneficially in street name, please follow the voting instructions provided by your bank, broker or other nominee. You may vote your shares in person at the 2011 Annual Meeting only if at the 2011 Annual Meeting you provide a legal proxy obtained from your bank, broker or other nominee.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vringo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How are votes counted?

A:	For the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention will be counted for the purpose of establishing a quorum, but otherwise will have no effect on the outcome of the vote.

Q:	Where can I find the voting results of the 2011 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2011 Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the 2011 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2011 Annual Meeting?

A:	Vringo is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	How can I obtain Vringo corporate governance information?

A:	The following information is available in print to any stockholder who requests it:

•	Amended and Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	The charters of the following committees of the Board: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee

•	Board committee composition

•	Code of Ethics

Q:	How may I obtain the Vringo 2010 Annual Report on Form 10-K and other financial information?

A:	A copy of our 2010 Annual Report on Form 10-K (the “2010 Annual Report”) is being sent to stockholders along with this Proxy Statement. Stockholders may request an additional free copy of the 2010 Annual Report and other financial information by contacting us at:

Vringo, Inc.

18 East 16th Street, 7th Floor

New York, New York 10003

Attention: Corporate Secretary

We will also furnish any exhibit to the 2010 Annual Report if specifically requested.

Alternatively, current and prospective investors can access the 2010 Annual Report at the Investor Relations portion of our website at http://ir.vringo.com. Our filings with the Securities and Exchange Commission (“SEC”) are also available free of charge at the SEC’s website at www.sec.gov.

Q:	What if I have questions for the Company’s transfer agent?

A:	Please contact our transfer agent, at the telephone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Telephone: (718) 921-8210

Q:	Who can help answer my questions?

A:	If you have any questions about the 2011 Annual Meeting or how to vote or revoke your proxy, please contact us at:

Vringo, Inc.

18 East 16th Street, 7th Floor

New York, New York 10003

Attention: Corporate Secretary

Telephone: (646) 525-4319

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Seven directors are to be elected at the 2011 Annual Meeting to serve until the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) and until their successors are duly elected and qualify. The director nominees, each of whom currently serves on the Board, are: Jonathan Medved, Seth M. Siegel, Ralph Simon, Andrew Perlman, Edo Segal, Philip Serlin and John Engelman. If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand. We have no reason to expect that any of the nominees will not stand for election.  The election of directors will be determined by a plurality of the votes cast.

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors (each of whom is a nominee) and executive officers.

Name	Age	Position

Jonathan Medved	55	President, Chief Executive Officer and Director (Principal Executive Officer)

Seth M. Siegel *(1)(3)	57	Chairman of the Board

Ralph Simon *(1)(3)	64	Director

Andrew Perlman	33	President and Director

Edo Segal	42	Director

Philip Serlin *(2)	50	Director

John Engelman *	55	Director

Ellen Cohl	44	Chief Financial Officer (Principal Financial and Accounting Officer)

Stuart Frohlich	44	Chief Operating Officer

*	Independent Director
(1)	Member of Compensation Committee.
(2)	Member of Audit Committee
(3)	Member of Nominating and Corporate Governance Committee

The following is a brief summary of the background of each of our directors and executive officers. In addition, the following brief summary includes specific information about each director’s experience, qualifications, attributes or skills that led the board to the conclusion that the individual is qualified to serve on our board, in light of our business and structure. There are no family relationships among any of the directors or executive officers.

Jonathan Medved co-founded our company and has served as our Chief Executive Officer and a director since April 2006. Mr. Medved co-founded Israel Seed Partners and acted as a co-manager of the fund from January 1995 to January 2006. During Mr. Medved’s tenure, Israel Seed Partners had $262 million under management in four funds and has been an investor in 60 leading Israeli companies. In addition, Mr. Medved co-managed Israel Seed Partners’ successful dispositions of various investments, including the investments in Shopping.com (subsequently acquired by eBay Inc.), Compugen Ltd. (NasdaqCM:CGEN), Answers Corporation (NasdaqCM:ANSW), Cyota Inc. (acquired by RSA Security Inc. ), Native Networks (acquired by Alcatel (NYSE:ALA)), Xacct Technologies Inc. (acquired by Amdocs Ltd. (NYSE:DOX)) and Business Layers (acquired by CA, Inc. (NasdaqGS: CA)). Mr. Medved was a member of the founding management team of Accent Software International Ltd., or Accent, which developed multilingual internet publishing, browsing and email software, and served as its executive vice president of marketing and sales from April 1992 to October 1994. From June 1982 to June 1991, Mr. Medved was a founder of and served as Executive Vice President of Marketing and Sales of MERET Optical Communications, Inc., which was an early pioneer in fiber optic communication systems for video transmission and was acquired by Amoco Corporation (NYSE:BP) in 1990. Mr. Medved serves on the boards of directors of various non-profit organizations, including Ma’aleh and the Jerusalem College of Technology. Mr. Medved studied history at the University of California, Berkeley.

As our chief executive officer, Mr. Medved brings more than 26 years of technology start-ups to the board of directors. His senior positions with Accent and MERET give him relevant start-up leadership experience as a manager of venture capital investments provided him with substantial experience in participating as both an investor and board member.

Seth M. Siegel has served as a director since May 2006 and as chairman of the board since March 2010. Mr. Siegel has been working in the corporate and entertainment licensing industry since 1982. Mr. Siegel is a co-founder of The Beanstalk Group, a leading brand licensing agency and consultancy and a part of Omnicon Group Inc. (NYSE:OMC). He continues his relationship with both The Beanstalk Group (as a Vice Chairman) and Omnicom (as a consultant on special projects). He is also, since 2007, co-founder and co-CEO of Sixpoint Partners, a broker/dealer investment banking boutique and provider of financial advisory and alternative investment solutions for private equity funds and middle market companies. Mr. Siegel has advised many Fortune 500 companies in the proper secondary use of their trademarks, trade dress and copyrights, and has served as an adviser and/or as the licensing agent for such leading brand owners as AT&T, IBM, Harley- Davidson, The Stanley Works, Unilever, Ford Motor Company, Chrysler, Hershey Foods, Campbell Soup, The Rubbermaid Group, and Dr. Scholl’s. Mr. Siegel has also served as an adviser to and licensing agent for Hanna-Barbera Productions in the retail and promotional licensed applications of its classic characters, including The Flintstones, The Jetsons and Scooby-Doo. Mr. Siegel has lectured throughout the United States and has written articles, opinion pieces, and a criticism for a wide array of publications, including The New York Times Op-Ed page and The Wall Street Journal. From April 1995 to June 2004, he was a regular columnist for Brandweek magazine, addressing a broad range of issues relating to the licensing industry and pop culture. Mr. Siegel has served on the Board of Trustees of the Abraham Joshua Heschel School, including ten years on its Executive Committee. He also served as chairman of the Cornell University Hillel. Mr. Siegel sits on both the Cornell University Council and the Advisory Council of Cornell University’s School of Industrial and Labor Relations. He is also a member of the national Board of Directors of AIPAC, a leading foreign policy advocacy organization. Before his work in the licensing industry, Mr. Siegel practiced law with Frankfurt, Garbus, Klein & Selz (now Frankfurt, Kurnit, Klein & Selz), an entertainment and constitutional law firm in New York. Mr. Siegel received his Bachelor of Science degree from Cornell University and his J.D. from Cornell University Law School.

We believe Mr. Siegel’s extensive knowledge of consumer brands and marketing, as well as his leadership experience at The Beanstalk Group qualifies him to serve on our board of directors. His extensive experience with leading brands as co-founder and chief executive officer of The Beanstalk Group provide a significant contribution to us and the board of directors.

Ralph Simon has served as a director since September 2009 and previously served as a member of our Advisory Board from January 2008 to September 2009. Since January 1999, Mr. Simon has served as chairman, and is now chairman emeritus, of the Mobile Entertainment Forum Americas, the principal global trade association and leading advocate for the mobile entertainment industry established to represent the commercial interests of content, application and service providers and telecom operators. Since October 2003, Mr. Simon has also served as president and chief executive officer of The Mobilium Group, the mobile strategic advisory firm that guides U.S. and international media companies, networks and brands to grow revenues and market share from mobile content, mobile entertainment properties and technologies. In 1998, Mr. Simon co-founded and funded the first ringtone company in the United States and Europe, Yourmobile/Moviso, which was acquired by Vivendi-Universal in December 2003. Mr. Simon currently advises prominent companies, entertainment properties and artists (including U2) in the U.S. and internationally on ways to maximize and develop their mobile businesses and revenues and create significant commercial opportunities on a global basis. On July 2, 2005, he organized and executive produced the mobile and mobile messaging layer for the Live 8 world concert event that established the validity of cross-platform mobile strategies. In December 2005, Mr. Simon was picked as one of the Top 50 mobile entertainment executives world-wide in a poll conducted by the trade journal, Mobile Entertainment Magazine. Prior to his involvement in the mobile entertainment industry, Mr. Simon co-founded Zomba Label Group LLC, which has grown to become a successful independent record and music publishing company. Mr. Simon served on the board of Natrol, Inc. from May 2006 until November 2007. From 1993 to 1995, Mr. Simon served as Executive Vice President of Capitol Records Inc. (a subsidiary of EMI) and Blue Note Records and created EMI’s New Media business. Mr. Simon is a Fellow of the Royal Society of Arts in the United Kingdom and a member of the National Academy of Recording Arts & Sciences in the United States. Mr. Simon was educated at the University of Witwatersrand in Johannesburg, South Africa.

We believe Mr. Simon’s more than twenty-five years in the music industry, as well as his leading role in the ringtone industry, qualifies him to serve on our board of directors. His extensive experience and insights gained by his involvement in a start-up company from inception through sale are a significant contribution to us and the board of directors. In addition, Mr. Simon’s extensive network of contacts in the music and entertainment industry are helpful to us and the board of directors.

Andrew Perlman has served as a director since September 2009 and as our President since April 2010. From February 2009 to March 2010, Mr. Perlman served as vice president of global digital business development at EMI Music Group, where he was responsible for leading distribution deals with digital partners for EMI’s music and video content. From May 2007 to February 2009, Mr. Perlman served as General Manager of our U.S. operations as well as our Senior Vice President Content & Community. In this position, Mr. Perlman managed our United States operations and led our content and social community partnerships. From June 2005 to May

2007, Mr. Perlman was senior vice president of digital media at Classic Media, Inc., a global media company with a portfolio of kids, family and pop-culture entertainment brands. In his position with Classic Media, Mr. Perlman led the company’s partnerships across video gaming, online and mobile distribution. From June 2001 to May 2005, Mr. Perlman served as general manager for the Rights Group, LLC and its predecessors, a mobile content and mobile fan club company, where he oversaw mobile marketing campaigns for major international brands such as Visa and Pepsi. In this role, Mr. Perlman developed and negotiated relationships with technology vendors such as Comverse, Mobile 365 and Mobliss. He was also responsible for selling and executing mobile products including the Britney Spears mobile fan club and Justin Timberlake and American Idol branded karaoke. In addition he also participated in sponsorship deals between Britney Spears and Samsung and Justin Timberlake and Orange U.K. Mr. Perlman holds a Bachelor of Arts in Business Administration from the School of Business and Public Management at George Washington University.

We believe Mr. Perlman’s more than nine years of experience in the music and digital media qualifies him to serve on our board of directors. His extensive experience and insights gained both as an executive at start-up companies and as a senior executive at EMI are a significant contribution to us and the board of directors.

Edo Segal has served as a director since July 2008. Since 1999, Mr. Segal has acted as founder and chief technology officer of The Relegence Corporation, a real-time financial news and information search technology company, or Relegence. Relegence was acquired by AOL Time Warner in November 2006. As chief technology officer of Relegence, Mr. Segal has led the expansion of its search technology and served customers such as Credit Suisse, J.P. Morgan, Deutsche Bank, Merrill Lynch, Bloomberg, and Dow Jones. At AOL Time Warner, Mr. Segal served as vice president of emerging platforms and explored disruptive technologies. Prior to Relegence, Mr. Segal was involved with multiple digital initiatives including Virtual Arts, a company he founded in 1992 which focused on the production of CD-ROM multimedia titles, and later Tink Productions, which focused on game production with publishers such as Electronic Arts. After leaving AOL Time Warner, Mr. Segal established Futurity Ventures, a venture and incubation entity and now serves as its chief executive officer.

We believe Mr. Segal’s ten years of experience as the founder of a technology company qualifies him to serve on our board of directors. His extensive technology insights are a significant contribution to us and the board of directors.

Philip Serlin has served as a director since May 2010. Since May 2009, he has served as chief financial officer and chief operating officer of BioLineRx Ltd., a clinical stage drug development company (TASE: BLRX). From January 2008 to August 2008, Mr. Serlin served as chief financial officer and chief operating officer of Kayote Networks, Inc., a telecommunications service provider. From January 2006 to December 2007, Mr. Serlin served as chief financial officer of Tescom Software Systems Testing Ltd., an IT services company (TASE: TSCM). From January 2000 to December 2005, he served as chief accounting officer for Chiaro Networks Ltd., a telecommunications network infrastructure manufacturer. From January 1994 to December 1999, Mr. Serlin served as senior manager at Deloitte Touche Tohmatsu (Brightman Almagor & Co.), where he headed the SEC and U.S. accounting department at the Tel Aviv national office. From June 1986 to December 1992, he served as a senior accountant/analyst at the Securities and Exchange Commission in Washington, D.C. Mr. Serlin holds a Bachelor of Science in Accounting from Yeshiva University and a Master’s degree in Economics and Public Policy from The George Washington University. Mr. Serlin is a Certified Public Accountant.

We believe Mr. Serlin’s financial and public companies’ experience qualifies him to serve on our board of directors.

John Engelman has served as a director since December 2010. Mr. John Engelman is a co-founder of Boomerang Media LLC, which specializes in global media and video distribution, and serves as its Co-Chief Executive Officer since its acquisition of Classic Media in 2009. He was co-CEO of Classic Media from 2000 until its acquisition by Entertainment Rights PLC in 2007. Classic Media owns well-known brands such as Fat Albert and the Cosby Kids, The Lone Ranger, Lassie, Rocky and Bullwinkle, Rudolph the Red-Nosed Reindeer, Frosty the Snowman, Masters of the Universe, Ghostbusters, George of the Jungle, The Dudley Do-Right Show, Mr. Magoo, Gumby, Felix the Cat, etc. From 1998 to 2001, Mr. Engelman was an operating partner with Pegasus Capital Advisors, a U.S.-based private equity fund manager that provides capital and strategic solutions to middle market companies. From 1991 to 1997, he was president of Broadway Video, Inc., one of New York’s leading entertainment companies. Founded by producer Lorne Michaels, Broadway Video is the production company for “Saturday Night Live,” “Late Night with Conan O’Brien,” “Wayne’s World” and many other popular television series and movies. He began his career at Irell and Manella where he became a tax partner. Mr. Engelman is a graduate of Harvard College and Harvard Law School.

We believe Mr. Engelman’s twenty years of experience in the media and entertainment industries qualifies him to serve on our board of directors. His extensive experience and insights gained both as an executive at Boomerang Media and Classic Media are a significant contribution to us and the board of directors.

Ellen Cohl has served as Chief Financial Officer, and previously as Vice President, Finance & Governance since October 2009, including the role of Compliance Officer as of the Company’s IPO. From September 2005 to September 2008, Ms. Cohl served as Chief Financial Officer and Director of Information Technology for Mandel Foundation R.A. and Mandel Institute, R.A., philanthropic leadership training organizations. From January 2001 to August 2005, Ms. Cohl served as the Director of Corporate Services and Accounting for Chiaro Networks Ltd., a telecommunications network infrastructure manufacturer. From August 1997 to December 2000, she served as Vice President of Finance and Controller for Virtual Communities, Ltd., a provider of turnkey solutions for the development and management of Web-based communities, which was formerly listed on the NASDAQ Stock Market, Inc. From July 1992 to September 1994, Cohl served as an internal auditor for Bank Leumi Trust Company. From August 1995 to July 1997 and from July 1988 to September 1991, Ms. Cohl served as a senior auditor for Arthur Andersen & Co. in the Tel Aviv and New York offices.

Ms. Cohl received a Bachelor of Science degree in Accounting from New York University and a Masters in Business Administration from Baruch College. Ms. Cohl is a Ph.D. candidate in Sustainability and Corporate Governance with The University of Paris -Sorbonne. Ms. Cohl is a certified public accountant in the State of New York.

Stuart Frohlich has served as our Chief Operating Officer since January 2008. From January 2007 to January 2008, he served as our Senior Vice President for Carrier Solutions. From July 2001 to December 2006, Mr. Frohlich served as Director of Engineering at NMS Communications Corporation (now LiveWire Mobile, Inc. (NasdaqGM:LVWR)), during which time he developed NMS’s carrier-grade, high-availability Voice Application Platform (HearSay), as well as the mobile applications running it (MyCaller™ & MobilePlace). From December 1996 to June 2001, Mr. Frohlich served as director of engineering at TraderTools™ Inc., a provider of business solutions, software and services to financial institutions trading foreign currency. In this area he specialized in server and enterprise application design and deployment for leading financial institutions in Europe and the US. Mr. Frohlich’s former clients include, Vodafone, 3 IT, Swisscom CH, Rogers, Etisalat, Elisa FI, Movilnet VE, Calyon (Credit Lyonnais/CAI), Dresdner Bank, Fimat Group, HETCO (Amerada Hess Energy Trading Co.), Man Financial, Refco Capital Markets, Societe Generale, SunGard, The First International Bank of Israel, and Thomson Financial. Mr. Frohlich holds an Associates Degree in Mechanical Engineering from Tel Aviv University.

Members of the Advisory Board

In addition to our board of directors, we have formed an Advisory Board, comprised of individuals who have the background and experience to assist us in evaluating our business strategies and development. While members of the Advisory Board do not participate in managing our operations, they provide us with advice, insights, contacts and other assistance based on their extensive industry experience and involvement in areas of activity that are strategic to us. In addition to individual meetings or phone conferences with members of the Advisory Board, we are considering holding bi-annual meetings with the Advisory Board to discuss our strategy and industry trends.

We have entered into agreements with members of the Advisory Board pursuant to which each member is required to attend at least one meeting of the Advisory Board each quarter and to make themselves available for at least four hours per quarter (in addition to time spent attending meetings of the Advisory Board) to consult with our management, employees and advisors and to serve as our liaison with our current and prospective clients and strategic partners. As of December 31, 2010, we have outstanding options to purchase shares of common stock issued to members of the Advisory Board at an aggregate of approximately 75,664 shares of common stock with a weighted average exercise price of $2.42 per share.

The following is a brief summary of the background of each of the members of the Advisory Board:

Andrew Abramson has served as a member of our Advisory Board since January 2008. Mr. Abramson is the founder and chief executive officer of Comunicano, Inc. (previously Strategy Plus). Founded in January 1993, Comunicano is an asymmetrical communications consultancy to start-ups, companies in transition and established brands with regard to marketing, advertising, public relations, promotion, events and reputation management. Mr. Abramson has over 36 years of experience in all facets of marketing and corporate communications. During his career, Mr. Abramson has worked with a wide variety of companies, ranging from traditional package goods product and manufacturing companies to technology companies. His clients have operated in numerous industries, including apparel, financial services, online marketplaces, meta-mediaries, mobile, telecommunications, technology, food products, media and entertainment. Mr. Abramson has also worked with sports properties, including teams, athletes, celebrities and facilities. Mr. Abramson also co-hosts “The World Technology Round Up,” a daily technology webcast that is heard via KenRadio.com and its syndication partners, by more than 300,000 daily listeners around the globe. Mr. Abramson has also served as the BBC’s consumer electronics market analyst in the U.S. Mr. Abramson co-hosts the annual CommNexus’ GadgetFest (formerly the San Diego Telecom Council) each year, which provides a preview event of the newest consumer technology products. Mr. Abramson also authors VoIPWatch, a daily web-log (blog), Working Anywhere and WiMax Watch, and writes a weekly wine column for the Del Mar Times. Mr. Abramson holds a Bachelor of Sciences in Journalism with a concentration in advertising from Temple University.

Howard Handler has served as a member of the Advisory Board since July 2008. Since October 2009, Mr. Handler has served as executive vice president of marketing and sales for Madison Square Garden Entertainment, in which position he manages concerts, family shows/Broadway series, events and productions as Radio City Music Hall, Madison Square Garden, the Theater at MSC, The Beacon Theater, the Chicago Theater and the Wang Theater in Boston. From October 2008 to August 2009, Mr. Handler served as executive vice president of marketing at EMI Music Group and led marketing across EMI Music Group’s 13 labels in the United States, Canada and Mexico. From January 2003 to April 2008, Mr. Handler served as chief marketing officer for Virgin Mobile USA, Inc. (NYSE:VM), a mobile virtual network operator in the United States (MVNO) and youth-dedicated wireless service. With Virgin Mobile, Mr. Handler led the team that grew Virgin Mobile’s subscriber base to over five million customers resulting in revenues of $1.2 billion, positive EBITDA and net income and receiving the JD Power & Associates award for the #1 rated pre-paid wireless service two years in a row. From June 2000 to August 2002, Mr. Handler served as president and chief executive officer of Burly Bear Network, a venture-backed cable network and youth marketing company, where he more than tripled revenues in two years before selling the business to National Lampoon. From March 1995 to June 2000, Mr. Handler served as senior vice president and marketing and fan development at The National Football League. In this position, Mr. Handler developed and managed the NFL’s integrated youth initiative, “Play Football,” and built an extensive fan database and direct marketing profit center. From May 1992 to December 1994, Mr. Handler served as senior vice president of marketing for MTV Networks, where he played a central role in the launch of “Beavis & Butt-head,” “The Jon Stewart Show,” “The Real World,” and the Emmy & Peabody Award-winning “Choose or Lose” voter awareness campaign. From January 1990 to April 1992, Mr. Handler served as vice president of marketing and merchandising for Broadway Video Entertainment, producers of “Saturday Night Live” and “Wayne’s World—The Movie.” Mr. Handler holds a Bachelor of Arts in economics and history and an M.B.A. from The University of Michigan.

Jeffrey Belk has served as a member of our Advisory Board since January 2008. Mr. Belk is a managing director of ICT168 Capital, LLC, an entity focused on developing and guiding global growth opportunities in the information and communication technology industries. For over 14 years, Mr. Belk held various positions with Qualcomm Incorporated (NasdaqGS:QCOM). Most recently, from September 2006 to January 2008, Mr. Belk served as senior vice president of strategy and market development of Qualcomm Incorporated, in which position he focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From February 2000 to September 2006, Mr. Belk served as senior vice president, global marketing of Qualcomm Incorporated and led a team responsible of all facets of that company’s corporate messaging, communications, and marketing worldwide. From January 1999 to March 2000, Mr. Belk was the vice president and then the senior vice president and general manager of Qualcomm Eudora Products, Qualcomm Incorporated’s award-winning email client. In April 1997, Mr. Belk was named vice president of marketing of Qualcomm Consumer Products, and initiated the company’s global branding and communications efforts. Mr. Belk holds a Bachelor of Arts in economics from the University of California, San Diego and an M.B.A. from the University of California, Irvine.

Sharon Goldstein has served as a member of our Advisory Board since July 2008. In June 2006, Ms. Goldstein founded SYG LLC and currently serves as its chief executive officer. SYG LLC assists startups and technology companies in fundraising, market positioning, strategic partnerships and product management. From September 2005 to June 2006, Ms. Goldstein served as vice president of content business of Volantis Systems Ltd., which operates in the mobile content adaptation industry, where she managed the hosting services business focused on mobile content adaptation for content brands, including Walt Disney Co. (NYSE:DIS), Discovery Communications, LLC, Ebay Inc. (NadaqGS:EBAY), and World Wrestling Entertainment (NYSE:WWE). From February 2003 to June 2005, Ms. Goldstein served as a director of RealNetworks Inc., where she built the mobile products business and developed relationships with operators and handset manufacturers including Nokia Corp. (NYSE:NOK) and Vodafone Group PLC (NYSE:VOD). Under her leadership, RealNetwork’s platform was deployed at over 40 mobile carriers and the mobile player grew from an install base of zero to over 25 million units. Ms. Goldstein holds a Bachelor of Science in industrial and systems and engineering from Georgia Institute of Technology, an M.B.A. from Kellogg Graduate School of Management at Northwestern University and a Masters of Engineering Management from McCormick School of Engineering at Northwestern University. Ms. Goldstein is involved with several philanthropies, including Share Our Strength, which feeds at risk children, the Jewish Community Federation and the Juvenile Diabetes Research Foundation.

Transactions with Related Persons, Promoters and Certain Control Persons

The following is a description of transactions that we entered into with our executive officers, directors or 5% stockholders during the past two years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by our audit committee or a majority of our independent directors who do not have an interest in the transaction and who will have access, at our expense, to our independent legal counsel.

On May 8, 2006, we consummated a private placement of 588 shares of our Series A Convertible Preferred Stock for an aggregate purchase price of $2.35 million, or the Series A Financing. We issued 2,353,299 additional shares of Series A Convertible Preferred Stock as a stock dividend in August 2006, resulting in a total of 2,353,887 shares of Series A Convertible Preferred Stock outstanding. Investors in the Series A Financing included the following directors and officers and their affiliates and 5% stockholders: Jonathan Medved, our Chief Executive Officer ($50,000), Steven Glanz, our Senior Vice President, Business Development ($50,000), Daniel T. Ciporin, a director at the time ($100,000), Seth M. Siegel, a director ($100,000), Seth Mitchell Siegel Family Trust, a trust controlled by Mr. Siegel ($100,000) and Smithfield Fiduciary LLC, a 5% stockholder at the time of the transaction ($276,000).

On February 26, 2007, we entered into a convertible loan agreement pursuant to which we received loans in the aggregate amount of $2,064,000 from the lenders named therein (collectively the “Convertible Loan”), which included: Jonathan Medved ($50,000), Daniel T. Ciporin ($25,000), Seth M. Siegel ($200,000), Smithfield Fiduciary Trust LLC ($234,000) and Shea Ventures LLC, a 5% stockholder at the time of the transaction ($750,000). Pursuant to the terms of the Convertible Loan, the outstanding principal amount and any accrued and unpaid interest thereon may be converted into a subsequent financing meeting certain conditions at a discount to the offering pricing of the securities in such subsequent offering. The amounts outstanding pursuant to the Convertible Loan were converted into the Series B Financing, which is described below.

On July 30, 2007, we consummated a private placement of 4,592,794 shares of Series B Convertible Preferred Stock, 200,694 shares of common stock and warrants to purchase 1,201,471 shares of common stock for an aggregate purchase price of $12,118,213, or the Series B Financing. This amount included the conversion of the Convertible Loan, including the amounts set forth above. Investors and those converting outstanding loan amounts in the Series B Financing included the following directors and officers of the company and their affiliates and 5% stockholders: Jonathan Medved, Seth M. Siegel, Shea Ventures LLC and Warburg Pincus Private Equity (which purchased $10,000,000 of securities in the Series B Financing).

On December 29, 2009, we issued 5% subordinated convertible promissory notes, or the Bridge Notes, in the aggregate amount of $3.0 million in a private placement, or the Bridge Financing. Investors in the Bridge Financing included the following directors, officers and 5% stockholders: Seth M. Siegel ($100,000), David Goldfarb, our co-founder, chief technology officer and 5% stockholder ($50,000) and Iroquois Master Fund, a 5% stockholder upon completion of the Bridge Financing ($335,000). Contemporaneous with the IPO, we also registered for resale of the shares of common stock issuable upon conversion or exercise of the securities issued in the Bridge Financing. All of the investors in the Bridge Financing, including the foregoing directors, officers and 5% stockholders, were named as selling security holders in the resale prospectus filed contemporaneously with the IPO.

On December 29, 2009, the holders of the Series A Convertible Preferred Stock, including the directors, officers and 5% stockholders set forth above, entered into an agreement with the company to exchange all of the outstanding shares of Series A Convertible Preferred Stock into an aggregate of 451,161 shares of common stock of the company. Holders of the Series A Convertible Preferred Stock will receive 1.15 shares of common stock in exchange for each share of preferred stock, which represents a more favorable ratio than the one-for-one conversion ratio of the preferred stock.

On December 29, 2009, the holders of the Series B Convertible Preferred Stock, including the directors, officers and 5% stockholders set forth above, entered into an agreement with the company to exchange all of the outstanding shares of Series B Convertible Preferred Stock into an aggregate of 1,018,069 shares of common stock of the company. Holders of the Series B Convertible Preferred Stock will receive 1.33 shares of common stock in exchange for each share of preferred stock, which represents a more favorable ratio than the one-for-one conversion ratio of the preferred stock.

In addition, the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock agreed that the Investor Rights Agreement governing the rights and privileges of the holders of the preferred stock, as well as the outstanding warrants held by holders of our Series B Convertible Preferred Stock, terminate upon the consummation of the IPO. The exchange ratios and the other provisions of these agreements were determined through negotiations between the holders of these shares and the company.

Mr. Medved and Mr. David Goldfarb, our co-founders and the original stockholders, are deemed to be our “promoters” as these terms are defined under the federal securities laws.

Our intellectual property counsel is Heidi Brun Associates, a patent firm owned by Heidi Brun, the wife of our co-founder, Mr. David Goldfarb. We paid Heidi Brun Associates approximately $95,000 for the year ended December 31, 2010. In addition, our Subsidiary sub-leases part of its office space from Heidi Brun Associates. Total rent paid to Heidi Brun Associates in the year ended December 31, 2010, was approximately $15,000.

In 2010, we paid Mr. Goldfarb’s compensation through Degel Software Limited (or “Degel”), total amount of approximately $221,000. As of December 31, 2010, Mr. Goldfarb held 6.0% of our outstanding shares of common stock.

One of our directors, Edo Segal had previously been an employee of the company, as well as his wife. As of December 31, 2010, neither was employed by the company. Mr. Segal is the chief executive officer of two consulting firms which we paid approximately $112 thousand during the year ended December 31, 2010.

Procedures for Review and Approval of Transactions with Related Persons

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings.

Based solely upon a review of the copies of the forms furnished to us, we believe that our officers, directors and holders of more than 10% of our common stock complied with all applicable filing requirements during the fiscal year ended December 31, 2010 except as set forth below:

On July 16, 2010, each of Seth Siegel, Edo Segal, Andrew Perlman, Jon Medved and Gary Ginsberg filed a Statement of Changes of Beneficial Ownership on Form 4 that was due on June 23, 2010.

On October 28, 2010, Ellen Cohl filed an Initial Statement of Beneficial Ownership on Form 3 that was due on October 25, 2010.

On December 28, 2010, John Engelman filed an Initial Statement of Beneficial Ownership on Form 3 that was due on December 17, 2010.

Vote Required

Each nominee receiving a plurality of affirmative votes will be elected to the Board. You may withhold votes from any or all nominees.

Recommendation of the Board

The Board recommends a vote “FOR” the election of the nominees to the Board to serve until the 2012 Annual Meeting and until their successors are duly elected and qualify.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although this appointment does not require ratification, the Board has directed that the appointment of Somekh Chaikin, a member firm of KPMG International, be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Somekh Chaikin, a member firm of KPMG International, the Audit Committee will consider the appointment of another independent registered public accounting firm for the fiscal year ending December 31, 2012.

Somekh Chaikin, a member firm of KPMG International, served as our independent registered public accounting firm for the fiscal year ended December 31, 2010. A representative of Somekh Chaikin, a member firm of KPMG International, is not expected to be present at the 2011 Annual Meeting.

Fees Billed by our Independent Registered Public Accounting Firm During Fiscal 2010 and 2009

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by Somekh Chaikin, a member firm of KPMG International:

	2010	2009
Audit Fees (1)	$417,000	$91,000
Tax Fees (2)	$2,500	$2,500

(1)	This category includes fees associated with the annual audits of financial statements, quarterly reviews of financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, for those fiscal years. In particular, these audit fees include $265,000 and $49,000, in 2010 and 2009, respectively, paid connection with our IPO prospectus filed in June 2010.
(2)	Tax fees represent the aggregate fees billed for tax compliance, tax advice, and tax planning.

Consistent with SEC policies and guidelines regarding audit independence, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services provided by our principal independent accountants on a case-by-case basis. Our Audit Committee has established a policy regarding approval of all audit and permissible non-audit services provided by our principal independent accountants. Our Audit Committee pre-approves these services by category and service. Our Audit Committee has preapproved all of the services provided by our principal independent accountants in 2010.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services provided by our principal independent accountants on a case-by-case basis. Our Audit Committee has established a policy regarding approval of all audit and permissible non-audit services provided by our principal independent accountants. Our Audit Committee pre-approves these services by category and service. Our Audit Committee has preapproved all of the services provided by our principal independent accountants in 2010.

Vote Required

The affirmative vote of a majority of the votes cast on the matter is required to ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions will not affect the outcome of the vote on the proposal.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 28, 2011 by:

•	each person or group who beneficially owns more than 5% of our common stock;

•	each of our directors and officers; and

•	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from April 28, 2011, as a result of the exercise of options and warrants. Accordingly, common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within sixty days of April 28, 2011, have been included in the table with respect to the beneficial ownership of the person or entity owning the options and warrants, but not with respect to any other persons or entities.

The percentage of ownership for each holder is based on 5,693,115 shares of common stock outstanding on April 28, 2011, plus any presently exercisable stock options and warrants held by each such holder, and options and warrants held by each such holder that will become exercisable within sixty days after April 28, 2011.

Name and Address of beneficial owner (1)	Number of Shares Beneficially Owned (2) (3) (4)	Percentage of Common Stock (5)
Five percent or more beneficial owners:

Warburg Pincus Private Equity IX, L.P. 450 Lexington Ave New York, NY 10017	840,116	14.8%

David Goldfarb	316,469	5.4%

Iroquois Master Fund Ltd. 641 Lexington Ave 26FL New York, NY 10022	672,698	11.2%

Directors and named executive officers:

Jonathan Medved	215,887	3.8%

Seth M. Siegel	203,061	3.5%

Andrew Perlman	66,607	1.2%

John Engelman	79,352	1.4%

Ralph Simon	2,903	*

Edo Segal	32,778	*

Phil Serlin	0	*

Ellen Cohl	0	*

Stuart Frohlich	9,725	*

All current directors and officers as a group (9 individuals)	610,313	10.7%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of the individuals is c/o Vringo (Israel) Ltd., BIG Center, 1 Yigal Allon Blvd, Bet-Shemesh 99062, Israel.
(2)	Assumes the full exercise of all options and warrants held by the principal stockholders that are exercisable within 60 days of April 28, 2011.
(3)	All ownership is direct beneficial ownership, except for 19,165 shares held in a trust controlled by Seth Siegel.

(4)	Based on information included on Form 3, Form 4, Form 4A or Schedule 13G filed with the SEC.
(5)	Percentage of common stock excludes the exercise of all options and warrants held by the holder that are not exercisable within 60 days.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that each of Mr. Siegel, Mr. Simon, Mr. Serlin and Mr. Engelman qualify as “independent” under the listing standards of the NYSE Amex as well as Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, our board of directors is comprised of a majority of independent directors.

Board and Committee Meetings

During the fiscal year ended December 31, 2010, the Board held seven meetings. Except for Ralph Simon, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he served as a director), and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served on such committees). The 2011 Annual Meeting will be our first annual meeting of stockholders as a public company. We have no written policy regarding director attendance at annual meetings of stockholders.

The Board has the following committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2010, there were three meetings of the Audit Committee, two meetings of the Compensation Committee, and no meetings of the Nominating and Corporate Governance Committee.

Board Committees

The composition and responsibilities of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board. Each committee operates under a charter that has been approved by the board of directors, and which is available on our website at http://ir.vringo.com.

Audit Committee

Our Audit Committee is comprised of Mr. Serlin, an independent director of the Board. Mr. Serlin serves as chairman of the Audit Committee. Our board of directors has determined that Mr. Serlin is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. We intend to appoint an additional independent director to the Audit Committee.

The Audit Committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditor’s audit and non-audit services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters;

•	oversee internal audit functions;

•	prepare the report of the Audit Committee that SEC rules require to be included in our annual meeting proxy statement.

Compensation Committee

Our Compensation Committee is comprised of Mr. Siegel and Mr. Simon. Each of the members of the Compensation Committee is independent. Mr. Siegel serves as chairman of the Compensation Committee.

The Compensation Committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our chief executive officer;

•	establish and review general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving our financial goals;

•	administer our stock incentive plans; and

•	prepare the report of the Compensation Committee that SEC rules require to be included in our annual meeting proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Mr. Siegel and Mr. Simon, each of whom is an independent director. Mr. Siegel serves as chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is authorized to:

•	identify and nominate members of the board of directors;

•	oversee the evaluation of the board of directors and management;

•	develop and recommend corporate governance guidelines to the board of directors;

•	evaluate the performance of the members of the board of directors;

•	make recommendations to the board of directors as to the structure, composition and functioning of the board of directors and its committees.

Director Nominations

In evaluating and determining whether to nominate a candidate for a position on the Board, the Nominating and Corporate Governance Committee utilizes a variety of methods and considers criteria such as high professional ethics and values, experience on the policy-making level in business or medical research/practice experience relevant to our product candidates and a commitment to enhancing stockholder value. Candidates may be brought to the attention of the Nominating and Corporate Governance Committee by current Board members, stockholders, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of the recommendation.

We have no formal policy regarding board diversity. Our Nominating and Corporate Governance Committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Nominating and Corporate Governance Committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee also considers stockholder recommendations for director nominees that are properly received in accordance with our By-laws and applicable rules and regulations of the SEC. In order to validly nominate a candidate for election or reelection as a director, stockholders must give timely notice of such nomination in writing to the Company’s Corporate Secretary and include, as to each person whom the stockholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). For more information on director candidate nominations by stockholders, see “Stockholder Proposals” herein.

Board Leadership Structure, Executive Sessions of Non-Management Directors

Mr. Medved currently serves as our chief executive officer and Mr. Siegel, a non-management director, serves as chairman of our board of directors. The board of directors has chosen to separate the chief executive officer and chairman positions because it believes that (i) independent oversight of management is an important component of an effective board and (ii) this structure benefits the interests of all stockholders. If the board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Mr. Siegel will preside over executive sessions of the board of directors.

Board Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s three committees, each of which examines various components of enterprise risk as part of its responsibilities. Members of each committee report to the full Board at the next Board meeting regarding risks discussed by such committee. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Code of Ethics

We have adopted a code of ethics that applies to our officers, directors and employees. We have filed copies of our code of ethics and our board committee charters as exhibits to our registration statement filing with the SEC. A copy of the code of ethics is accessible on our website at http://ir.vringo.com. Additional copies of the code of ethics may be obtained without charge, from us by writing or calling: 18 East 16th Street, 7th Floor, New York, New York 10003, Attention: Corporate Secretary, Telephone: (646) 525-4319.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)

c/o Corporate Secretary

Vringo, Inc.

18 East 16th Street, 7th Floor

New York, New York 10003

We will forward all communications from security holders and interested parties to the full Board, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements. The Corporate Secretary will determine when a communication is not to be forwarded. Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

Additionally, the Audit Committee has established procedures for the receipt, retention and confidential treatment of complaints received by Vringo regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees with respect to such matters. Employees and stockholders may raise a question or concern to the Audit Committee regarding accounting, internal accounting controls or auditing matters by writing to:

Chairman, Audit Committee

c/o Corporate Secretary

Vringo, Inc.

18 East 16th Street, 7th Floor

New York, New York 10003

Employees and stockholders may also raise such questions or concerns to the Audit Committee by calling our confidential hotline at (866) 463-6266.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2010 with both management and Somekh Chaikin, a member firm of KPMG International, the Company’s independent registered public accounting firm. In its discussion, management has represented to the Audit Committee that the Company’s financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their annual audit and quarterly reviews, the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered and discussed with Somekh Chaikin, a member firm of KPMG International, such firm’s independence and the compatibility of the non-audit services provided by the firm with its independence.

Based on the Audit Committee’s review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

Philip Serlin (Chairman)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation awarded to, earned or paid by the company to our CEO and other named executive officers for the fiscal years ended December 31, 2010 and 2009:

Name and principal position	Year	Salary ($) (1)		Bonus ($)	Option awards ($) (2)		All other compensation ($)			Total ($)
Jonathan Medved Chief Executive Officer (principal executive officer)	2010		$213,531	—		$1,476,000		$77,059	(6)		$1,766,590
	2009		$199,154	—		$16,129		$55,565	(6)		$270,848
Andrew Perlman (5) President and Director	2010		$142,885	—		$279,900		$—			$422,785
	2009		$22,846	—		$2,990		$—			$25,836
Ellen Cohl Chief Financial Officer (principal financial and accounting officer)	2010 2009	$ $	106,540 16,162	— —	$ $	73,800 —	$ $	31,276 2,720	(7) (7)	$ $	211,616 18,882
Steven Glanz (4) Senior Vice President, Business Development	2010		$108,756	—		$352,800		$25,409	(8)		$486,965
	2009		$110,444	—		$5,733		$27,521	(8)		$143,698
Stuart Frohlich Chief Operating Officer	2010		$129,693	—		$210,600		$43,893	(9)		$384,186
	2009		$110,597	—		$5,733		$40,386	(9)		$156,716
David Corre (3) Vice President, Finance and Administration	2010		$109,013	—		$271,350		$37,713	(10)		$418,076
	2009		$72,570	—		$3,726		$19,428	(10)		$95,724

(1)	Based upon an average exchange rate of 3.73 and 3.92 between the NIS and U.S. Dollar for 2010 and 2009, respectively.
(2)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. For the assumptions made in the valuation of our equity awards see Note 13 of our consolidated financial statements for the year ended December 31, 2010.
(3)	On November 30, 2010, David Corre resigned his position as Vice President, Finance and Administration of Vringo, Inc. As part of his separation agreement, some of Mr. Corre’s stock options to purchase shares of the company’s common stock were accelerated. During December 2010, 22,500 of $0.01 options, total grant date fair value of which was $51,525 and 2,000 of $1.5 options, total grant date fair value of which was $2,740, were exercised. In addition, Mr. Corre was granted the right to exercise all of his vested stock options on a cashless basis until June 22, 2011, subject to receipt of any required governmental approvals.
(4)	On October 21, 2010, Steven Glanz resigned his position as Senior Vice President, Business Development of the company. As part of the separation agreement, some stock options to purchase shares of the company’s common stock were accelerated. During December 2010, 30,000 of these accelerated $0.01 options, total grant date fair value of which was $67,200, were exercised. In addition, Mr. Glanz was granted the right to exercise all of his vested stock options on a cashless basis until June 22, 2011, subject to receipt of any required governmental approvals.
(5)	Represents Andrew Perlman’s salary for April through December 2010. Prior to rejoining the company as President in April 2010, Andrew Perlman had been employed by the company from 2008 through February 2009.
(6)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $58,324 in 2010 and $40,404 in 2009. In addition, includes payments associated with possession of company-leased vehicle in the amount of $18,735 in 2010 and $15,161 in 2009.
(7)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $26,176 in 2010 and $916 in 2009. In addition, includes payments associated with travel reimbursement in the amount of $5,100 in 2010 and $1,804 in 2009.
(8)

Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $25,409 in 2010 and $27,521 in 2009.
(9)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $31,187 in 2010 and $27,846 in 2009. In addition, includes payments associated with possession of company-leased vehicle in the amount of $12,706 in 2010 and $12,540 in 2009.
(10)	Represents contributions to: (a) continued education fund (Keren Hishtalmut), (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $24,060 in 2010 and $19,428 in 2009. In addition, includes payments associated with possession of company-leased vehicle in the amount of $13,653 in 2010 and $0 in 2009.

Employment Agreements

Jonathan Medved Employment Agreement

Jonathan Medved entered into an employment agreement, dated July 29, 2007, as amended on August 5, 2008 to act as Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Medved’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason by giving advance written notice of 90 days. Pursuant to the terms of his employment agreement, Mr. Medved’s gross monthly salary is NIS 75,000, or an aggregate of NIS 900,000 per year, (approximately $253,592 as of December 31, 2010) and is reviewed by the board of directors annually. In August 2008, the compensation committee of the Board of Directors amended Mr. Medved’s employment agreement retroactively from January 2008 to fix the exchange ratio between the U.S. Dollar and NIS. In October 2008, in an effort to conserve cash, the company asked and Mr. Medved agreed to reduce his base salary by 15% in exchange for a monthly grant of stock options to purchase 1,461 shares of common stock for a period of twelve months. Upon the company attaining quarterly revenue in the amount of $1.0 million, his original base salary would be reinstated. The company agreed to pay the monthly premiums for Mr. Medved’s life insurance policy in the amount of approximately NIS 6,152 per month (approximately $1,550 as of December 31, 2010).

Mr. Medved may also receive a bonus reflecting personal performance and our general success. There are no specific performance targets set by the board of directors for purposes of determining the amount of the bonus. Mr. Medved will be reimbursed for all pre-approved expenses incurred in connection with his duties pursuant to the employment agreement.

To fulfill obligations to pay severance in certain circumstances pursuant to Israeli law, a Manager’s Policy has been established for Mr. Medved and an amount equal to 15.83% of Mr. Medved’s annual salary shall be deposited towards such Manager’s Policy, which amount will be split among an account for severance pay, disability insurance and a pension fund. Except in circumstances that would not require the payment of severance pursuant to Israeli law, in the event of the termination of Mr. Medved’s employment agreement, the Manager’s Policy will be transferred to him personally. The Manager’s Policy would not be transferred to Mr. Medved in certain circumstances, including breach of confidentiality and non-competition provisions or the breach of fiduciary duties. During the term of Mr. Medved’s employment agreement, an amount equal to 7.5% of his base salary will be deposited into a Further Education Fund recognized by Israeli income tax authorities. The funds may be released to Mr. Medved upon his written request.

If Mr. Medved is terminated without Cause (as defined in his employment agreement) or if Mr. Medved resigns for Good Reason (as defined in his employment agreement), Mr. Medved will be entitled to receive his then current base salary and benefits for a period equal to (i) six months after the date of termination if terminated within the first 18 months following the effective date of the employment agreement and (ii) nine months after the date of termination if terminated after the first 18 months following the effective date of the employment agreement. If Mr. Medved is terminated without Cause or if Mr. Medved resigns with Good Reason following a Change-in-Control (as defined in his employment agreement), Mr. Medved will be entitled to receive severance payments for a period of 12 months from the date of termination or resignation. If Mr. Medved is terminated as a result of the subsidiary’s ceasing its business activities, then Mr. Medved is not entitled to any severance payments. If Mr. Medved is terminated for Cause, then his employment will end immediately and he will not be entitled to any severance payments. Upon Mr. Medved’s death or upon termination other than for Cause, the unvested portion of Mr. Medved’s options will continue to vest.

The employment agreement requires Mr. Medved to assign inventions and other intellectual property which he conceives or reduces to practice during employment to us and to maintain our confidential information during employment and thereafter. Mr. Medved is also subject to a non-competition and a non-solicitation provision that extends for a period of twelve months following termination of his employment.

Andrew Perlman Employment Agreement

Andrew Perlman entered into an employment agreement with us dated March 18, 2010. Pursuant to the terms of his employment agreement, Mr. Perlman’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason. In the event Mr. Perlman terminates his employment without good reason (as defined in the employment agreement), he must provide the company with three months advance notice of such termination. In the event he fails to give the requisite notice, he will forfeit the unvested portion of his stock options and his vested stock options will cease to be exercisable subsequent to the termination date.

During the term of his employment, Mr. Perlman’s annual base salary is $175,000. In addition, he is eligible for an additional compensation in an amount to be determined by the board of directors, and receives $5,000 at the end of each quarter as an advance for such additional compensation.

The employment agreement requires Mr. Perlman to assign inventions and other intellectual property which he conceives or reduces to practice during his employment to us and to maintain our confidential information during employment and thereafter. Mr. Perlman is also subject to a non-competition and a non-solicitation provision that extends for a period of twelve months following termination of his agreement.

Ellen Cohl Employment Agreement

Ellen Cohl entered into an employment agreement with us on October 20, 2010 to act as our principal financial officer. Pursuant to the terms of her employment agreement, Ms. Cohl’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason by giving advance written notice of 90 days. Notwithstanding the foregoing, Ms. Cohl may be dismissed immediately, without prior notice, and with rights to receive no further compensation pursuant to this employment agreement upon the occurrence of any event in which severance payments, in whole or in part, may be denied to Ms. Cohl pursuant to Israeli law. Such events include, without limitation: (i) indictment for an offense constituting a felony or involving moral turpitude, theft or embezzlement, whether or not involving the company; (ii) Ms. Cohl’s breach of her confidentiality or non-competition obligations pursuant to her employment agreement; or (iii) an act of bad faith by Ms. Cohl towards the company or any other breach of a fiduciary duty towards the company or any other breach of her employment agreement.

During the term of her employment, Ms. Cohl receives a gross monthly salary of NIS 35,000, or an aggregate of NIS 420,000 per year (approximately $118,000 as of December 31, 2010). In January 2011, Ms. Cohl’s gross monthly salary was increased to NIS 40,000. Ms. Cohl shall be reimbursed for all pre-approved expenses, and travel expenses, incurred in connection with her duties pursuant to the employment agreement.

For purposes of examining entitlement to severance payments under law and under her agreement, Ms. Cohl’s tenure commenced on her employment start date of October 1, 2009. To fulfill obligations to pay severance in certain circumstances pursuant to Israeli law, a Manager’s Policy has been established for Ms. Cohl and an amount equal to 15.83% of Ms. Cohl’s annual salary will be deposited towards such Manager’s Policy, which amount will be split among an account for severance pay, disability insurance and a pension fund. Except in circumstances that would not require the payment of severance pursuant to Israeli law, in the event of the termination of Ms. Cohl’s employment agreement, the Manager’s Policy will be transferred to her personally. The Manager’s Policy would not be transferred to Ms. Cohl in certain circumstances, including breach of confidentiality and non-competition provisions or the breach of fiduciary duties. During the term of Ms. Cohl’s employment agreement, an amount equal to 7.5% of her base salary will be deposited into a Further Education Fund recognized by Israeli income tax authorities. The funds may be released to Ms. Cohl upon her written request.

The employment agreement requires Ms. Cohl to assign inventions and other intellectual property which she conceives or reduces to practice during employment to us and to maintain our confidential information during employment and thereafter. Ms. Cohl is also subject to a non-competition and a non-solicitation provision that extends for a period of 12 months following termination of her agreement.

Stuart Frohlich Employment Agreement

On January 1, 2007, Stuart Frohlich entered into an employment agreement with Vringo (Israel) Ltd. and amended on January 1, 2010 to act as Chief Operating Officer. Pursuant to the terms of his employment agreement, Mr. Frohlich’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason by giving advance written notice of 30 days. Notwithstanding the foregoing, Mr. Frohlich may be dismissed immediately, without prior notice, and with rights to receive no further compensation pursuant to this employment agreement upon the occurrence of any event in which severance payments, in whole or in part, may be denied to Mr. Frohlich pursuant to Israeli law. Such events include, without limitation: (i) indictment for an offense constituting a felony or involving moral turpitude, theft or embezzlement, whether or not involving the company; (ii) Mr. Frohlich’s breach of his confidentiality or non-competition obligations pursuant to his employment agreement; or (iii) an act of bad faith by Mr. Frohlich towards the company or any other breach of a fiduciary duty towards the company or any other breach of his employment agreement.

During the term of his employment, Mr. Frohlich receives a gross monthly salary of NIS 40,000, or an aggregate of NIS 480,000 per year (approximately $135,000 as of December 31, 2010). In October 2008, in an effort to conserve cash, the company asked and Mr. Frohlich agreed to reduce this base salary by 10% in exchange for a monthly grant of stock options to purchase 3,116 shares (prior to the anticipated reverse split) of common stock for a period of twelve months. From the IPO, his original base salary was reinstated. Mr. Frohlich shall be reimbursed for all pre-approved expenses incurred in connection with his duties pursuant to the employment agreement. In addition, the company shall pay the lease for Mr. Frohlich’s car.

To fulfill obligations to pay severance in certain circumstances pursuant to Israeli law, a Manager’s Policy has been established for Mr. Frohlich and an amount equal to 15.83% of Mr. Frohlich’s annual salary will be deposited towards such Manager’s Policy, which amount will be split among an account for severance pay, disability insurance and a pension fund. Except in circumstances that would not require the payment of severance pursuant to Israeli law, in the event of the termination of Mr. Frohlich’s employment agreement, the Manager’s Policy will be transferred to him personally. The Manager’s Policy would not be transferred to Mr. Frohlich in certain circumstances, including breach of confidentiality and non-competition provisions or the breach of fiduciary duties. During the term of Mr. Frohlich’s employment agreement, an amount equal to 7.5% of his base salary will be deposited into a Further Education Fund recognized by Israeli income tax authorities. The funds may be released to Mr. Frohlich upon his written request.

The employment agreement requires Mr. Frohlich to assign inventions and other intellectual property which he conceives or reduces to practice during employment to us and to maintain our confidential information during employment and thereafter. Mr. Frohlich is also subject to a non-competition and a non-solicitation provision that extends for a period of 12 months following termination of his agreement.

Outstanding Equity Awards at 2010 Fiscal Year End

The table below sets forth information regarding outstanding equity awards held by our named executive officers as of the end of 2010 granted under our 2006 Stock Option Plan. We have omitted from this table the columns pertaining to stock awards because they are inapplicable.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option exercise price ($)	Vesting commencement date	Option expiration date
Jonathan Medved (1)	17,795	3,038	3.00	7/30/2007	7/30/2013
Jonathan Medved (1)	1,583	1,339	1.50	11/1/2008	6/25/2015
Jonathan Medved (1)	2,192	2,192	1.50	1/1/2009	6/25/2015
Jonathan Medved (1)	1,918	2,466	1.50	4/1/2009	6/25/2015
Jonathan Medved (3)	—	400,000	0.01	6/22/2010	3/17/2016
Jonathan Medved (2)	—	400,000	5.50	6/22/2010	3/17/2016
Andrew Perlman (1)	3,559	608	3.00	7/30/2007	7/30/2013
Andrew Perlman (1)	1,840	660	4.50	1/20/2008	1/20/2014
Andrew Perlman (1)	1,016	1,151	1.50	2/14/2009	6/25/2015
Andrew Perlman (3)	—	70,000	0.01	6/22/2010	3/17/2016
Andrew Perlman (2)	—	90,000	5.50	6/22/2010	3/17/2016
Stuart Frohlich (1)	5,000	—	1.50	1/1/2007	1/1/2013
Stuart Frohlich (1)	1,227	440	4.50	1/20/2008	1/20/2014
Stuart Frohlich (1)	1,007	660	4.50	7/29/2008	7/29/2014
Stuart Frohlich (1)	563	476	1.50	11/1/2008	6/25/2015
Stuart Frohlich (1)	779	779	1.50	1/1/2009	6/25/2015
Stuart Frohlich (1)	682	876	1.50	4/1/2009	6/25/2015
Stuart Frohlich (3)	—	60,000	0.01	6/22/2010	3/17/2016
Stuart Frohlich (2)	—	50,000	5.50	6/22/2010	3/17/2016
Ellen Cohl (2)	—	20,000	0.01	6/22/2010	3/17/2016
Ellen Cohl (2)	—	40,000	5.50	6/22/2010	3/17/2016

(1)	25% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 75% of the options vest in twelve equal quarterly increments (6.25% per quarter) over the subsequent three years, subject to the optionee’s continuous service status on the relevant vesting date.
(2)	25% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 75% of the options vest in equal annual increments (25% per year) over the subsequent three years, subject to the optionee’s continuous service status on the relevant vesting date.
(3)	33% of the options awards vest in arrears on the date which is twelve months after the applicable vesting commencement date, subject to the optionee’s continuous service status on such date. The remaining 67% of the options vest in two equal annual increments (33% per year) over the subsequent two years, subject to the optionee’s continuous service status on the relevant vesting date.

Employee Benefit Plans

Under Israeli law, our subsidiary is required to make severance payments to terminated employees and employees leaving employment in certain other circumstances, based on the most recent monthly salary for each year of an employee’s service. All of the subsidiary’s employees have signed agreements with the subsidiary limiting its severance liability to actual deposits in the above mentioned severance plans, pursuant to Section 14 of the Severance Payment Law of 1963. Also, refer to Note 8 of our consolidated financial statements.

2006 Stock Option Plan

On October 30, 2006, the company adopted the 2006 Stock Option Plan, pursuant to which 880 thousand shares of common stock were reserved for issuance. On July 30, 2007, the company amended and restated the original plan in its entirety by adopting Amendment No. 1 to Stock Option Plan (the “Stock Option Plan”), which increased the number of common stock reserved for issuance to 2.79 million. In January 2010, the number of common stock reserved for issuance upon the exercise of options was increased to 14.14 million. The awards issuable under the Option Plan include incentive stock options, nonqualified stock options and other options. The Option Plan is administered by our board of directors or a committee appointed by our board of directors, who have the discretion to determine the terms and conditions of awards issued thereunder, including the exercise price and vesting period. The options are exercisable for six years from the effective date. The Option Plan provides for grants or sales of common stock options to employees, directors and consultants.

As of December 31, 2010, we have outstanding options to purchase an aggregate of 2,506,911 shares of our common stock at a weighted exercise price of $2.82 per share pursuant to the Option Plan. Of these outstanding options, 2,378,908 are issued to our current directors and officers.

On January 31, 2011, subsequent to the balance sheet date, our Board of Directors approved an additional grant of options to management, directors and consultants to purchase shares of common stock of the company. The Board approved the granting of 216,000 options at an exercise price of $0.01 and 264,500 options at an exercise price of $5.50, to the company’s employees, directors and consultants. The granted options will vest yearly over three and four year periods, according to the applicable schedule of each optionee. In addition, the Board approved an additional grant of charitable warrant to purchase 40,000 shares of common stock of the company. Of these warrants, 20,000 are at an exercisable price of $0.01 per share and 20,000 are at an exercisable price of $5.50 per share. On the same date, the Board approved an issuance of 27,000 of fully paid shares of common stock to one of our consultants.

For additional details regarding our outstanding options, please refer to Note 13 to our consolidated financial statements.

Director Compensation

The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2010, other than Mr. Medved and Andrew Perlman whose compensations are discussed under “Executive Compensation” above and neither of whom is separately compensated for Board service.

Name	Option Awards ($) (1)	All other compensation ($)	Total ($)
Seth Siegel (2)	$369,000	$—	$369,000
Gary Ginsberg (3)	$58,500	$6,356	$64,856
Phil Serlin (4)	$63,900	$10,233	$74,133
Edo Segal (5)	$194,900	$140,677	$335,577
Ralph Simon (6)	$97,650	$11,301	$108,951
John Engelman (7)	$47,306	$466	$47,772

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. See Note 13 of the consolidated financial statements for the year ended December 31, 2010, for the assumptions made in the valuation of the equity awards.
(2)	Mr. Siegel performs his duties as Board Chairman and as member of the Compensation Committee and Nominating and Corporate Governance Committee, on a volunteer basis. As of December 31, 2010, 213,333 options were outstanding, of which 13,333 were exercisable.
(3)	Represents payment to Mr. Ginsberg for Board services from May 13, 2010, through December 31, 2010. As of December 31, 2010, 40,000 options were outstanding, of which 0 were exercisable.
(4)	Represents payment to Mr. Serlin for Board services and for Audit Committee Chairmanship from April 26, 2010 through December 31, 2010. As of December 31, 2010, 45,000 options were outstanding, of which 0 were exercisable.
(5)	Represents consulting fees paid to two corporations under Mr. Segal’s control, compensation to his wife who was employed by Vringo Inc. through May 2010, and fees earned for Board services from March 31, 2010, through December 31, 2010. As of December 31, 2010, 100,000 options were outstanding, of which 17,361 were exercisable.
(6)	Represents payment to Mr. Simon for Board services and, for membership on both the Compensation Committee and Nominating and Corporate Governance Committee, from March 31, 2010, through December 31, 2010, and for membership on the Audit Committee for a brief time in December 2010. As of December 31, 2010, 59,334 options were outstanding, of which 2,632 were exercisable.
(7)	Represents fee earned by Mr. Engelman for Board services and from December 15, 2010, through December 31, 2010. As of December 31, 2010, 42,500 options were outstanding, of which 0 were exercisable.

We reimburse each member of our Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.

STOCKHOLDER PROPOSALS

Stockholder proposals, including Director nominations, intended for inclusion in the Company’s proxy statement for its 2012 Annual Meeting (expected to be held on or about June 14, 2012) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted to us or before January 25, 2012 so that they may be considered by the Company for inclusion in its proxy statement relating to that meeting.

PROXY SOLICITATION

The solicitation of proxies is made on behalf of the Board and we will bear the cost of soliciting proxies. The transfer agent and registrar for our common stock, American Stock Transfer & Trust Company, LLC, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by our directors, officers and other employees who will receive no additional compensation therefor.

We request persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. We will reimburse such persons for their reasonable expenses.

ANNUAL REPORT

The 2010 Annual Report is being sent with this Proxy Statement to each stockholder and is available at the Investor Relations portion of our website as well as on the SEC’s website at www.sec.gov. The 2010 Annual Report contains our certified financial statements for the fiscal year ended December 31, 2010. The 2010 Annual Report, however, is not to be regarded as part of the proxy soliciting material.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement and one copy of our 2010 Annual Report are being delivered to multiple registered stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of our 2010 Annual Report and/or a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact the Company’s transfer agent: American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, or by forwarding a written request addressed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Promptly upon request, a separate copy of our 2010 Annual Report on Form 10-K and/or a separate copy of this Proxy Statement will be sent. By contacting American Stock Transfer & Trust Company, LLC, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, brokerage firms, broker/dealers, banks and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of common stock of Vringo, you may have received householding information from your broker, brokerage firm, broker/dealer, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our 2010 Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

VRINGO, INC. PO BOX 884 NEW YORK, NY 10108

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1 and 2:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Jonathan Medved 02 Seth M. Siegel 03 Andrew Perlman 04 Edo Segal 05 Ralph Simon
06	Philip Serlin 07 John Engelman
							For	Against	Abstain
2.	To ratify the appointment of Somekh Chaikin, a member firm of KPMG International, as our independent registered public accounting firm for the fiscal year ending December 31, 2011.						☐	☐	☐
NOTE: The proxies are authorized to vote on all such matters as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

VRINGO, INC. Annual Meeting of Stockholders June 16, 2011 10:00 AM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VRINGO, INC.

The undersigned stockholder of Vringo, Inc., a Delaware corporation (the “Company”), hereby appoints Jonathan Medved and Andrew Perlman, and each of them, each with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, all of the shares of common stock of the Company which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders of the Company to be held June 16, 2011, at the offices of Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017, and at any adjournment or postponement thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Annual Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HERERIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side